UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 20, 2019

Hostess Brands, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-37540	47-4168492
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

	1 East Armour Boulevard, Kansas City, Missouri	64111
	(Address of principal executive offices)	(Zip Code)
(816) 701-4600
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company
☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 13(a) of the Exchange Act.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 20, 2019, the Talent and Compensation Committee of the Board of Directors (the “Committee”) of Hostess Brands, Inc. (the “Company”) adopted the Hostess Brands, Inc. Incentive Compensation Plan for Exempt Non-Sales Employees (the “Annual Bonus Plan”). The Annual Bonus Plan replaces the Hostess Brands Incentive Compensation Plan adopted in March 2018 and will be administered by the Committee. The Annual Bonus Plan provides eligible employees with an opportunity to earn an annual cash bonus based on the Company’s achievement of Net Revenue and Adjusted EBITDA goals, as well as strategic goals based on individual or functional team performance or additional financial or other goals. Full time salaried employees of the Company and its subsidiaries who do not participate in any other annual incentive plan of the Company and serve in certain designated positions, including all of the Company’s named executive officers, are eligible to participate in the Annual Bonus Plan. In order to receive payment under the Annual Bonus Plan, an eligible employee must be actively employed by the Company on the date of payment. If and to the extent that annual cash bonuses are earned under the Annual Bonus Plan, payment will be made on or about March 15th of the year following the year of performance.

The foregoing description of the Annual Bonus Plan does not purport to be complete and is qualified in its entirety by reference to the complete text of the Annual Bonus Plan, filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01     Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibits
10.1	Hostess Brands, Inc. Incentive Compensation Plan for Exempt Non-Sales Employees

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

HOSTESS BRANDS, INC.

Date: February 26, 2019	By:	/s/ Thomas A. Peterson
	Name:	Thomas A. Peterson
	Title:	Executive Vice President, Chief Financial Officer